EXHIBIT 99.1

Community West Bancshares Reports Second Quarter Results

GOLETA, Calif., July 26, 2011 (GLOBE NEWSWIRE) -- Community West Bancshares ("Community West"), (Nasdaq:CWBC), parent company of Community West Bank, today reported a net loss of $220,000 in the second quarter of 2011 (2Q11), compared to a net loss of $62,000 in the second quarter a year ago (2Q10). The loan loss provision was $3.2 million in 2Q11 compared to $2.9 million in 2Q10. Community West earned $375,000 in the first six months of 2011 compared to a net loss of $11,000 in the first six months of 2010.

"We continue to build reserves while working our way through this difficult credit cycle," stated William R. Peeples, Chairman, Interim President and Chief Executive Officer of Community West Bancshares. "The 2011 local and regional economy remains challenging and our top priority is to focus our diligent efforts on reducing and resolving non-performing assets."

2Q11 Financial Results

  Net loss applicable to common stockholders was $482,000, or $0.08 per diluted common share.
  Net interest margin was 4.58% in 2Q11, a 5 basis point improvement compared to 1Q11 and an 11 basis point improvement compared to 2Q10.
  Core deposits increased by 19.2% compared to a year ago, and now make up 68.8% of total deposits.
  Nonperforming loans were $29.7 million, or 5.23% of total loans at June 30, 2011.
  The total allowance for loan losses as a percentage of total loans held for investment was 3.09% at June 30, 2011, compared to 2.62% at March 31, 2011.
  The allowance for loan losses equaled 51.3% of all nonperforming loans at June 30, 2011.
  Community West Bank's Total risk-based capital ratio was 13.39%, Tier 1 risk-based capital ratio was 12.12% and Tier 1 leverage ratio was 9.59% at June 30, 2011.

Including $262,000 of preferred stock dividends, the net loss applicable to common stockholders was $482,000, or $0.08 per diluted share in 2Q11, compared to a net loss applicable to common stockholders of $324,000, or $0.05 per diluted share, in 2Q10.

Credit Quality

Nonperforming loans totaled $29.7 million, or 5.23% of total loans at June 30, 2011, compared to $23.6 million, or 4.06% of total loans at March 31, 2011 and $14.6 million, or 2.41% of total loans at June 30, 2010. The increase in the past quarter is primarily due to one real estate relationship of $5.2 million, which was classified as an impaired loan during 2Q11 and a corresponding reserve of $1.3 million was recorded during the quarter.

Of the $29.7 million in total nonperforming loans, $22.5 million or 75.6% were real estate loans, $3.8 million or 12.7% were SBA loans, $2.7 million or 9.2% were manufactured housing loans, $711,000 or 2.4% were commercial loans and $29,000 or 0.1% were other installment loans.

Net nonperforming assets totaled $36.8 million, or 5.71% of total assets, compared to $30.5 million, or 4.58% of total assets at March 31, 2011, and $19.5 million, or 2.90% of total assets, a year earlier. The loan loss provision was $3.2 million in 2Q11 compared to $983,000 in 1Q11 and $2.9 million in 2Q10. In the first six months of 2011, the loan loss provision was $4.1 million compared to $5.9 million in the first six months of 2010. The allowance for loan losses totaled $15.2 million at quarter-end, equal to 3.09% of total loans held for investment, compared to 2.62% at March 31, 2011 and 2.70% a year ago.

Community West had net charge-offs of $1.1 million in 2Q11, which was the same as in the preceding quarter. Net charge-offs were $3.4 million in 2Q10.

Income Statement Review

Second quarter net interest income was $7.1 million compared to $7.2 million in 2Q10. In the first six months of 2011, net interest income was $14.2 million compared to $14.5 million in the first six months of 2010. In 2Q11, the net interest margin was 4.58% compared to 4.53% in 1Q11 and 4.47% in 2Q10. In the first six months of 2011, the net interest margin was 4.55% compared to 4.47% in the first six months of 2010.

Non-interest income was $815,000 in 2Q11, compared to $933,000 in 2Q10. In the first half of 2011, non-interest income was $1.6 million compared to $1.8 million in the first half of 2010. The decrease was due to a decline in loan origination fees and referral fees on SBA 504 loans.

Non-interest expenses were $5.1 million in 2Q11 compared to $5.4 million in 2Q10. The reduction was partially due to a $305,000 reduction in loss on real estate owned during the second quarter. In the first six months of the year, non-interest expenses were $10.9 million compared to $10.4 million in the first six months of 2010.

Balance Sheet

Net loans decreased from a year ago to $553.4 million at June 30, 2011 compared to $590.8 million at June 30, 2010, partly due to softening loan demand and some early loan payoffs.

Commercial real estate loans outstanding decreased 2.6%, or $4.6 million, from year ago levels to $173.4 million at June 30, 2011, and comprise 30.5% of the total loan portfolio. Manufactured housing loans were down slightly from year ago levels to $193.1 million and represent 33.9% of total loans. Commercial loans were down 16.3% compared to a year ago and now represent 8.3% of the total loan portfolio and SBA loans decreased 10.7% from a year ago and now represent 21.2% of the total loan portfolio.

"Core deposits grew $56.7 million over the past 12 months, and now comprise 68.8% of total deposits. This growth is largely attributable to the continued success of our Lasting Impressions money market account," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer.

Total deposits were $511.1 million at June 30, 2011 compared to $539.0 million a year earlier. Non-interest-bearing accounts increased 52.2% to $54.4 million at June 30, 2011 compared to $35.7 million a year ago. Interest-bearing accounts increased 15.6% to $275.1 million compared to $237.9 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts and savings accounts, increased 19.2% to $351.9 million at June 30, 2011, compared to $295.2 million a year earlier while certificates of deposit decreased 34.7% over the same period to $159.3 million, compared to $243.8 million a year earlier.

Total assets were $643.8 million at quarter-end, compared to $671.5 million a year earlier. Stockholders' equity was $61.8 million at quarter-end, compared to $59.9 million a year earlier and book value per common share was $7.84 at quarter-end compared to $7.64 a year earlier.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Interest income
Loans	$ 8,865	$ 9,044	$ 9,323	$ 17,909	$ 18,857
Investment securities and other	271	286	380	557	788
Total interest income	9,136	9,330	9,703	18,466	19,645
Interest expense
Deposits	1,472	1,670	1,958	3,142	4,017
Other borrowings and convertible debentures	578	591	514	1,169	1,102
Total interest expense	2,050	2,261	2,472	4,311	5,119
Net interest income	7,086	7,069	7,231	14,155	14,526
Provision for loan losses	3,157	983	2,872	4,140	5,946
Net interest income after provision for loan losses	3,929	6,086	4,359	10,015	8,580
Non-interest income
Other loan fees	411	230	494	641	846
Other	404	508	439	912	926
Total non-interest income	815	738	933	1,553	1,772
Non-interest expenses
Salaries and employee benefits	2,707	3,109	2,858	5,816	5,866
Occupancy and equipment expenses	494	505	510	999	1,009
FDIC assessment	222	302	323	524	648
Professional services	236	215	239	451	442
Loss on sale and write-down of foreclosed real estate and repossessed assets	199	459	504	658	566
Other operating expenses	1,257	1,219	963	2,476	1,837
Total non-interest expenses	5,115	5,809	5,397	10,924	10,368
Income (loss) before income taxes	(371)	1,015	(105)	644	(16)
Provision for income taxes	(151)	420	(43)	269	(5)

NET INCOME (LOSS)	$ (220)	$ 595	$ (62)	$ 375	$ (11)

Preferred stock dividends	262	262	262	524	524

NET INCOME (LOSS) APPLICABLE TO COMMON STOCKHOLDERS	$ (482)	$ 333	$ (324)	$ (149)	$ (535)

Earnings (Loss) per common share:
Basic	$ (0.08)	$ 0.06	$ (0.05)	$ (0.02)	$ (0.09)
Diluted	$ (0.08)	$ 0.05	$ (0.05)	$ (0.02)	$ (0.09)

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30, 2011	December 31, 2010	June 30, 2010

Cash and cash equivalents	$ 7,536	$ 6,226	$ 5,749
Interest-earning deposits in other financial institutions	240	290	475
Investment securities	38,903	40,235	36,909
Loans:
Commercial	47,194	57,369	56,381
Commercial real estate	173,434	173,906	177,994
SBA	120,340	128,721	134,736
Manufactured housing	193,060	194,682	198,194
Single family real estate	11,745	13,739	14,043
HELOC	20,983	20,273	20,676
Consumer	329	379	368
Mortgage loans held for sale	1,597	4,865	2,199
Total loans	568,682	593,934	604,591

Loans, net
Held for sale	76,144	82,320	92,798
Held for investment	492,538	511,614	511,793
Less: Allowance	(15,237)	(13,302)	(13,837)
Net held for investment	477,301	498,312	497,956
NET LOANS	553,445	580,632	590,754

Other assets	43,707	40,221	37,597

TOTAL ASSETS	$ 643,831	$ 667,604	$ 671,484

Deposits
Non-interest-bearing	$ 54,386	$ 35,767	$ 35,728
Interest-bearing	275,144	262,431	237,934
Savings	22,343	20,371	21,555
CDs over 100K	127,505	163,118	174,228
CDs under 100K	31,756	48,206	69,577
Total Deposits	511,134	529,893	539,022
Other borrowings	67,862	72,081	69,000
Other liabilities	2,997	3,988	3,570
TOTAL LIABILITIES	581,993	605,962	611,592

Stockholders' equity	61,838	61,642	59,892

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 643,831	$ 667,604	$ 671,484

Shares outstanding	5,984	5,916	5,915

Book value per common share	$ 7.84	$ 7.92	$ 7.64

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	Jun. 30, 2011	Mar. 31, 2011	Jun. 30, 2010	Jun. 30, 2011	Jun. 30, 2010
Return on average common equity	-1.83%	4.98%	-0.54%	1.57%	-0.05%
Return on average assets	-0.13%	0.35%	-0.04%	0.11%	0.00%
Efficiency ratio	64.74%	74.41%	66.11%	69.54%	63.62%
Net interest margin	4.58%	4.53%	4.47%	4.55%	4.47%

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
AVERAGE BALANCES	Jun. 30, 2011	Mar. 31, 2011	Jun. 30, 2010	Jun. 30, 2011	Jun. 30, 2010
Average assets	$ 659,131	$ 672,504	$ 674,718	$ 665,782	$ 678,378
Average earning assets	620,776	633,204	649,069	626,952	654,987
Average total loans	574,059	587,193	603,219	580,585	606,673
Average deposits	523,119	534,008	542,720	528,536	538,984
Average equity (including preferred stock)	62,915	62,638	60,704	62,778	60,855
Average common equity (excluding preferred stock)	48,018	47,808	46,066	47,915	46,251

EQUITY ANALYSIS	Jun. 30, 2011	Mar. 31, 2011	Jun. 30, 2010
Total equity	$ 61,838	$ 62,243	$ 59,892
Less: senior preferred stock	14,941	14,874	14,674
Total common equity	$ 46,897	$ 47,369	$ 45,218

Common stock outstanding	5,984	5,981	5,915
Book value per common share	$ 7.84	$ 7.92	$ 7.64

ASSET QUALITY	Jun. 30, 2011	Mar. 31, 2011	Jun. 30, 2010
Nonperforming loans (NPLs)	$ 29,724	$ 23,583	$ 14,574
Nonperforming loans/total loans	5.23%	4.06%	2.41%
REO and repossessed assets	$ 10,319	$ 9,664	$ 6,265
Less: SBA-guaranteed amounts	3,274	2,743	1,333

Net REO and repossessed assets	$ 7,045	$ 6,921	$ 4,932
Nonperforming assets (net)	36,769	30,504	19,506
Nonperforming assets/total assets	5.71%	4.58%	2.90%
Net loan charge-offs in the quarter	$ 1,092	$ 1,113	$ 3,444
Net charge-offs in the quarter/total loans	0.19%	0.19%	0.57%

Allowance for loan losses	$ 15,237	$ 13,172	$ 13,837
Plus: Allowance for undisbursed loan commitments	260	229	226
Total allowance for credit losses	$ 15,497	$ 13,401	$ 14,063
Total allowance for loan losses/total loans held for investment	3.09%	2.62%	2.70%
Total allowance for loan losses/nonperforming loans	51.26%	55.85%	94.94%

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Jun. 30, 2011	Mar. 31, 2011	Jun. 30, 2010
Community West Bancshares
Tier 1 leverage ratio	9.35%	9.22%	8.84%
Tier 1 risk-based capital ratio	11.82%	11.60%	11.03%
Total risk-based capital ratio	14.60%	14.34%	12.30%

Community West Bank
Tier 1 leverage ratio	9.59%	9.41%	8.80%
Tier 1 risk-based capital ratio	12.12%	11.84%	10.97%
Total risk-based capital ratio	13.39%	13.11%	12.23%

INTEREST SPREAD ANALYSIS	Jun. 30, 2011	Mar. 31, 2011	Jun. 30, 2010
Yield on interest-bearing deposits	1.25%	1.39%	1.56%
Yield on total loans	6.19%	6.25%	6.20%
Yield on investments	2.36%	2.56%	3.40%
Yield on earning assets	5.90%	5.98%	6.00%

Cost of deposits	1.13%	1.27%	1.45%
Cost of FHLB advances	2.60%	2.63%	2.96%
Cost of interest-bearing liabilities	1.52%	1.64%	1.73%
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com